UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

Gamida Cell Ltd.

(Exact name of registrant as specified in its Charter)

Israel	001-38716	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

(713) 400-6400

(Registrant’s telephone number, including area code)

5 Nahum Heftsadie Street

Givaat Shaul, Jerusalem, Israel 91340

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	GMDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ivan M. Borrello, M.D. to the Board of Directors

On June 8, 2022, the Board of Directors (the “Board”) of Gamida Cell Ltd. (the “Company”) appointed Ivan M. Borrello, M.D. to the Company’s Board, effective June 9, 2022. Dr. Borrello will serve as a Class III director, with an initial term expiring at the Company’s 2024 annual meeting of shareholders. Dr. Borrello was also appointed to serve as a member of the Science and Technology Committee of the Board, effective June 9, 2022.

Dr. Borrello has served as an Associate Professor of Oncology at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University School of Medicine since 2008. He is also an Attending Physician at The Johns Hopkins Hospital and Director of the Cellular Therapeutics and Multiple Myeloma programs. Dr. Borrello is a co-founder of WindMIL Therapeutics where he has served as senior clinical advisor since 2014 and is a co-founder of Meridian Therapeutics where he has served as senior clinical advisor since 2021. From 2001 to 2008, he was an Assistant Professor of Immunotherapy and Hematopoiesis, Hematologic Malignancies at Johns Hopkins Oncology Center. Dr. Borrello received a B.A. in Biology from Catholic University and an M.D. from the Medical College of Virginia.

Dr. Borrello will receive a fee of $40,000 per calendar year of service on the Board and $10,000 for his service as a member of the Science and Technology Committee of the Board, each payable in quarterly installments. He will also receive an initial award of 19,000 options to purchase ordinary shares of the Company (“Options”). The Options will vest during a 12-month period, with 25% of the Options to vest at the end of each 3-month period, subject to Dr. Borrello’s continued service on the Board through each such date. Dr. Borrello will also receive an initial award of 4,000 restricted stock units of the Company, all of which will vest on the 12-month anniversary of the date of grant, subject to Dr. Borrello’s continued service on the Board through each such date. In addition, on November 1st of each year he continues to serve as a member of the Board, Dr. Borrello will receive an annual award of 9,500 options to purchase ordinary shares of the Company and 2,000 restricted stock units of the Company, subject to adjustment by the Compensation Committee of the Board or the Company’s shareholders. This compensation is subject to the terms of compensation payable to the Company’s non-executive directors, as described under “Agreements and Arrangements with Directors and Executive Officers” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”). The Company will enter into its standard indemnification agreement for directors and officers with Dr. Borrello, the form of which was filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333-227601) filed with the SEC on October 17, 2018, as amended and approved by the Company’s shareholders at the annual general meeting held on November 17, 2021.

There are no arrangements or understandings between Dr. Borrello and any other persons pursuant to which Dr. Borrello was appointed as a director, and there are no transactions in which Dr. Borrello has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Resignation of Ofer Gonen from the Board of Directors

On June 9, 2022, Ofer Gonen submitted his resignation from the Board, which resignation was effective immediately. Mr. Gonen’s resignation was not the result of any disagreement with the Company. Mr. Gonen was a member of the Nominating and Governance Committee and the Compensation Committee of the Board.

Item 7.01 Regulation FD Disclosure.

On June 10, 2022, the Company issued a press release entitled “Gamida Cell Appoints Ivan M. Borrello, M.D. Expert in Immuno-Oncology, Cell Therapies and Bone Marrow Transplant to Board of Directors.” The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated June 10, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gamida Cell Ltd.

Dated: June 10, 2022	By:	/s/ Shai Lankry
Shai Lankry
Chief Financial Officer

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